Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8), filed on May 15, 2025, pertaining to the Choice Hotels International, Inc. 2025 Long-Term Incentive Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements of Choice Hotels International, Inc. and the effectiveness of internal control over financial reporting of Choice Hotels International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 15, 2025